Exhibit 99.77K


SUB-ITEM 77K:  Auditor response to changes in registrant's certifying accountant


May 31, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:

We have read Sub-Item 77K of Hillman Capital Management Investment Trust's Form N-SAR dated May 31, 2005, and we agree with the statements made therein.

Yours truly,

/s/ Deloitte & Touche LLP